Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259982

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 22, 2022)

Arqit Quantum Inc.

4,717,000 Ordinary Shares

6,266,667 Warrants to Purchase Ordinary Shares

595,666 Ordinary Shares Underlying Warrants

This prospectus supplement updates and amends certain information contained in the prospectus dated November 22, 2022 (the “Prospectus”) covering the offer and sale from time to time by the selling securityholders named in the Prospectus of up to 4,717,000 of our ordinary shares, par value $0.0025 per share (“Ordinary Shares”), and 6,266,667 warrants to purchase Ordinary Shares. The Prospectus also relates to the issuance by us of up to 595,666 Ordinary Shares, that are issuable by us upon the exercise of the Public Warrants (as defined in the Prospectus), which were previously registered, and the Private Warrants (as defined in the Prospectus). You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2025

EXPLANATORY NOTE

This prospectus supplement updates and supplements the Prospectus to update table of the Selling Securityholders (as defined in the Prospectus) to reflect certain sales and distributions that have been made as permitted under the section entitled “Plan of Distribution” included in the Prospectus. On September 25, 2024, Arqit Quantum Inc. effected a 25-to-1 reverse share split, which is reflected in the numbers included in this prospectus supplement.

Updated Table of Selling Securityholders

Where the name and information of a Selling Securityholder identified in the table below also appears in the table and the related footnotes in the Prospectus on pages 29, 30 and 31, the information set forth in the table below and the related footnotes regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 22,320,108 ordinary shares outstanding, including (i) 15,651,859 ordinary shares issued and outstanding as of December 5, 2025, (ii) 6,582,734 ordinary shares underlying our currently exercisable outstanding warrants, and (iii) 85,515 shares underlying outstanding equity incentives that are exercisable or that will become exercisable within 60 days following December 5, 2025.

	Ordinary Shares					Warrants
	Beneficially		Number	Beneficially		Beneficially		Number	Beneficially
	Owned		Registered	Owned		Owned		Registered	Owned
	Prior to Offering		for Sale	After Offering		Prior to Offering		for Sale	After Offering
Name	Number	Percent	Hereby	Number	Percent	Number	Percent	Hereby	Number	Percent
Adam Hall(1)	1,000	*	1,000	—	—	—	—	—	—	—
Adam M. Aron(2)	800	*	800	—	—	—	—	—	—	—
Garth Ritchie(3)	100,035	*	5,925	—	—	—	—	—	—	—
Geoffrey Taylor(4)	16,227	*	16,227	—	—	—	—	—	—	—
Giulia Nobili(5)	6,000	*	6,000	—	—	—	—	—	—	—
Heritage Assets SCSP(6)	9,269,056	41.5%	466,122	—	—	1,034,850	7.9%	1,034,850	—	—
Nicholas Taylor(7)	886	*	658	—	—	—	—	—	—	—
Patricia Taylor(4)	800	*	800	—	—	—	—	—	—	—
Ropemaker Nominees Limited(8)	1,870,345	8.4%	647,700	—	—	—	—	—	—	—
The Evolution Technology Fund II SCSp(9)	276,259	1.2%	276,259	—	—	—	—	—	—	—
Trevor Barker(10)	151,612	*	151,612	—	—	—	—	—	—	—
UK FF Nominees Limited(11)	166,067	*	166,067	—	—	—	—	—	—	—

*	Less than 1.0%.

(1)	The business address of Adam Hall is 3 Orchard Place, London SW1H 0BF, United Kingdom. Mr. Hall is a former employee of the Company’s primary operating subsidiary, Arqit Limited.

(2)	The business address of Adam M. Aron is c/o AMC Entertainment, 11500 Ash Street, Leawood, KS 66211, USA.

(3)	The business address of Garth Ritchie is 3 Orchard Place, London SW1H 0BF, United Kingdom. Includes 20,000 shares underlying September 2024 Investor Warrants that are currently exercisable.

(4)	The business address for each of Geoffrey Taylor and Patricia Taylor is 3 Orchard Place, London SW1H 0BF, United Kingdom.

(5)	The business address of Giulia Nobili is L’Estoril, 31 Avenue Princesse Grace, 98000, Monaco.

(6)	The business address for Heritage Assets SCSP is c/o Heritage Services SAM Attn: Cristina Levis, 7 Rue Du Gabian, 98000, Monaco. Includes 41,394 shares underlying Business Combination Warrants, 230,770 shares underlying September 2023 Investor Warrants and 4,600,000 shares underlying September 2024 Investor Warrants that are currently exercisable.

(7)	The business address of Nicholas Taylor is 5 Anley Street, St Helier, Jersey, Channel Islands, JE2 3QE.

(8)	The business address for Ropemaker Nominees Limited is 1st Floor, Royal Chambers, St Julian’s Avenue, St Peter Port, Guernsey GY1 3JX. Notion Capital Managers LLP has sole investment and voting power over Ropemaker Nominees Limited’s shares. The investment decisions of Notion Capital Managers LLP are made by the majority vote of an investment committee comprised of five members, including Stephen Chandler. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of at least a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no individual member of the investment committee of Notion Capital Managers LLP exercises voting or dispositive control over any of the securities over which it holds sole investment and voting power. Accordingly, Mr. Chandler is not deemed to have or share beneficial ownership of such shares. Includes 76,381 shared underlying September 2023 Investor Warrants and 600,000 shares underlying September 2024 Investor Warrants that are currently exercisable.

(9)	The business address of The Evolution Technology Fund II, SCSp is 15, Boulevard Friedrich Wilhelm Raiffeisen, L 2411. Luxembourg. Evolution Equity Partners II Sarl is the general partner of The Evolution Technology Fund II, SCSp. and has sole investment and voting power over the shares held by The Evolution Technology Fund II, SCSp.

(10)	The business address of Trevor Barker is 3 Orchard Place, London SW1H 0BF, United Kingdom.

(11)	The business address of UK FF Nominees Limited is 5 Churchill Place, 10th Floor, London, E14 5HU, United Kingdom. The Secretary of State for Business and Trade (formerly the Secretary of State for Business, Energy and Industrial Strategy) has sole investment and voting power over the shares held by UK FF Nominees Limited.